                                                                 EXHIBIT 11


Statement Regarding Weighted Average Common and Common Equivalent Shares Used in Computation of Per Share Earnings


                                                Years Ended December 31,
                                                -------------------------
                                            1993           1992          1991
                                           -----          -----         -----
Primary:
- --------

Common Stock                          76,845,000     74,222,000    70,914,000
$15 warrants                           2,216,000      4,276,000             -
$25 warrants                              93,000        438,000             -
7 1/2% zero coupon convertible
     debentures                                -              -             -
Other, principally stock options         705,000      1,409,000             -
                                      ----------     ----------    ----------
Weighted average common and,
     in 1993 and 1992, common
     equivalent shares                79,859,000     80,345,000    70,914,000
                                      ----------     ----------    ----------
                                      ----------     ----------    ----------
Fully Diluted:
- --------------

Common Stock                          76,845,000     74,222,000    70,914,000
$15 warrants                           2,249,000      4,364,000             -
$25 warrants                             112,000        461,000             -
7 1/2% zero coupon convertible
     debentures                                -              -             -
Other, principally stock options         738,000      1,449,000             -
                                      ----------     ----------    ----------
Weighted average common and,
     in 1993 and 1992, common
     equivalent shares                79,944,000     80,496,000    70,914,000
                                      ----------     ----------    ----------
                                      ----------     ----------    ----------

     Primary and fully diluted net loss per share for 1991 is based solely on weighted average shares of Common Stock outstanding. Common equivalent shares have not been considered in the computation since their inclusion would have an antidilutive effect. Primary and fully diluted earnings per share for 1992 and 1993 are based on weighted average shares of Common Stock outstanding plus common equivalent shares. The 7 1/2% zero coupon convertible debentures (redeemed in November 1993) are not included in the calculation for 1992 and 1993 since in each case their inclusion for the respective stated periods would have had an antidilutive effect. Fully diluted earnings per share are not presented on the face of the Consolidated Statement of Operations since they are not materially different from primary earnings per share.